U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Colgan, John V.
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   (Last)                            (First)              (Middle)

9371 E. Pioneer Avenue
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                                    (Street)

Parker, CO  80138
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

August 16, 1999
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

###-##-####
________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

ICG Communications, Inc.  (Symbol: ICGX)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

Senior Vice President of Finance and Controller
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person


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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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

ICG Communications, Inc. Common Stock    6,243                       D
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ICG Communications, Inc. Common Stock    1,400                       I                    In Spouse's name - disclaim beneficial
                                                                                          ownership
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
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              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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
ICG Communications, Inc.
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Non-Qualified Stock
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Options (0327)           10/07/95   10/07/04                               2,208            13.25          D              N/A
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Non-Qualified Stock
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Options                  10/07/96   10/07/04                               2,208            13.25          D              N/A
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Non-Qualified Stock
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Options                  10/07/97   10/07/04                               2,943            13.25          D              N/A
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ICG Communications, Inc.
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Incentive Stock Options
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(0170)                   11/13/96    11/13/05                                625            10.00          D              N/A
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Incentive Stock Options  11/13/97    11/13/05                                625            10.00          D              N/A
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Incentive Stock Options  11/13/98    11/13/05                                625            10.00          D              N/A
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Incentive Stock Options  11/13/99    11/13/05                                625            10.00          D              N/A
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ICG Communications, Inc.
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Incentive Stock Options
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(0328)                   10/07/95    10/07/04                              2,293            13.25          D              N/A
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Incentive Stock Options  10/07/96    10/07/04                              2,292            13.25          D              N/A
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Incentive Stock Options  10/07/97    10/07/04                              3,056            13.25          D              N/A
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

ICG Communications, Inc.
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Incentive Stock Options
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(1184)                   04/16/98    04/16/07                                250            10.375         D              N/A
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Incentive Stock Options  04/16/99    04/16/07                                250            10.375         D              N/A
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Incentive Stock Options  04/16/00    04/16/07                                250            10.375         D              N/A
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Incentive Stock Options  04/16/01    04/16/07                                250            10.375         D              N/A
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ICG Communications, Inc.
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Incentive Stock Options
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(1350)                   10/22/97    10/22/06                                750            10.375         D              N/A
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Incentive Stock Options  10/22/98    10/22/06                                750            10.375         D              N/A
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Incentive Stock Options  10/22/99    10/22/06                                750            10.375         D              N/A
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Incentive Stock Options  10/22/00    10/22/06                                750            10.375         D              N/A
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ICG Communications, Inc.
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Incentive Stock Options
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(5610)                   06/03/99    06/03/08                                500            16.875         D              N/A
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Incentive Stock Options  06/03/00    06/03/08                                500            16.875         D              N/A
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ICG Communications, Inc.
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Incentive Stock Options
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(5611)                   06/03/99    06/03/08                              1,438            16.875         D              N/A
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Incentive Stock Options  06/03/00    06/03/08                              1,438            16.875         D              N/A
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Incentive Stock Options  06/03/01    06/03/08                              1,437            16.875         D              N/A
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Incentive Stock Options  06/03/02    06/03/08                              1,437            16.875         D              N/A
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ICG Communications, Inc.
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Incentive Stock Options
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(8760)                   06/01/00    05/31/09                                500            17.875         D              N/A
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Incentive Stock Options  06/01/01    05/31/09                                500            17.875         D              N/A
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ICG Communications, Inc.
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Incentive Stock Options
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(8761)                   06/01/00    05/31/09                              1,000            17.875         D              N/A
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Incentive Stock Options  06/01/01    05/31/09                              1,000            17.875         D              N/A
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Incentive Stock Options  06/01/02    05/31/09                              1,000            17.875         D              N/A
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Incentive Stock Options  06/01/03    05/31/09                              1,000            17.875         D              N/A
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




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      **Signature of Reporting Person                             Date



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